Exhibit 4.6

                              Cumorah Capital, Inc.
                          3225 McLeod Drive, Suite 100
                             Las Vegas, Nevada 89121

                                 March 31, 2006

Frederic Scheer, CEO
Cereplast, Inc.
3421-3433 West El Segundo Boulevard
Hawthorne, California 90250

      Re:   Cereplast, Inc. (the "Company")

Dear Mr. Scheer:

      Reference is hereby made to the Registration Rights Agreement entered by and between the Company and Cumorah Capital, Inc. ("CCI") dated February 13, 2006 (the "Agreement"). We hereby agree to amend and restate section 10(e) of the Agreement as follows:

            This Agreement and the Periodic Equity Investment Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Periodic Equity Investment Agreement, and the Placement Agent Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

      Please acknowledge this agreement by signing below and returning the same by fax to the undersigned.

                                    Sincerely,

                                    /s/ William E. Beifuss, Jr.
                                    ---------------------------
                                    William E. Beifuss, Jr.
                                    President

Acknowledged and Agreed:

Cereplast, Inc.


By: /s/ Frederic Scheer
   --------------------
Name: Frederic Scheer
Title: CEO